EXHIBIT 99.1

StoneMor Partners L.P. Announces Significant Increases in Revenues, Adjusted Operating Profits, and Distributable Free Cash Flow for the 2008 Second Quarter

Levittown, PA, August 11, 2008 – StoneMor Partners L.P. (NASDAQ: STON) today announced its operating results for the second quarter ended June 30, 2008.

We generated distributable free cash flow of $9.7 million in the second quarter, up $1.2 million, or a 14.1% increase over the $8.5 million reported in the second quarter of 2007. For the six months ended June 30, 2008, distributable free cash flow was $15.8 million, up $3.8 million or 31.7% from the same period last year.

As previously reported, we increased our cash distribution for the second quarter of 2008 by $0.02, or 3.9%. This distribution, which is now $0.535 this quarter, represents a quarterly distribution increase of 15.7% since the third quarter of 2005. Our operating philosophy is to achieve growth through accretive acquisitions, improve upon these properties with our pre-need sales program, and install and service the products we sell as soon as possible after acquisition. StoneMor notes that the strength of our growth in unitholder distributions reflects our ability to successfully execute this strategy. As our acquisitions mature, we expect to be able to continue to increase our quarterly distribution.

Revenues for the second quarter were $47.9 million, up $7.3 million or 17.9% over the $40.6 million reported in the second quarter of 2007. For the six months ended June 30, 2008, total revenues were $91.3 million, up $20.1 million or 28.2% over the same period last year.

When we make acquisitions, we immediately institute our pre-need sales program. During this time, we experience significant growth in accounts receivable and deferred revenue. As revenue recognition is dependent upon purchasing the goods or performing the services we have sold, our operating profits are negatively impacted during this integration phase. Based on these factors, operating profit for the second quarter of 2008 was $5.8 million, compared to $7.0 million in the second quarter of 2007. The decline in operating profit was largely due to increased expenses associated with the December 2007 acquisition of 45 cemeteries and 30 funeral homes resulting from the institution of our pre-need sales programs as previously discussed.

As indicated in previous press releases, we have not experienced any material reduction in our pre-need or at-need sales programs due to the current economic climate. Although there can be no assurance as to the future, based upon past experience no decline in revenue is expected due to the current economic downturn. Historically, sales declines related to economic conditions have only been experienced in geographic areas of significantly increased unemployment. If we were to experience these conditions in the markets where we operate, we would anticipate that there could be a decrease in local sales. That currently does not appear to be the economic situation in our geographic areas of operation.

At June 30, 2008 our backlog was $185.3 million. We consider our backlog to be an amount equal to our balance sheet account entitled “Deferred Cemetery Revenues, Net”, which consists of unfulfilled customer sales contracts and cemetery merchandise trusts that we are not entitled to recognize for GAAP accounting purposes, less the amount of our balance sheet account entitled “Deferred Selling and Obtaining Costs”. This backlog figure is important because it reflects the future operating profit benefit of customer contracts that have been executed, for the sale of cemetery products and services, where products have not yet been delivered and the services have not yet been rendered. We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

The following table summarizes comparative items relating to our operating performance for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	(in thousands)		(in thousands)
Total revenues	$40,664	$47,936	$71,204	$91,349
Distributable free cash flow (a)	$8,528	$9,711	$11,978	$15,777
Adjusted operating profit (a)	$8,697	$11,209	$15,441	$19,891
GAAP Operating profit	$7,030	$5,790	$8,641	$9,523
Net income	$4,663	$2,232	$4,012	$2,690

(a)	This is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Revenues

Second quarter revenue of $47,936 represents the highest quarterly revenue in our history and represents a 17.9% increase over the same period last year. This growth is in large part due to our December 2007 acquisition of 45 cemeteries and 30 funeral homes.

While we believe that the revenue growth is significant, the full effect of the growth due to the acquisition has not as of yet been recognized in our financial statements, as we have not yet fully integrated performing the underlying services or delivering the merchandise that trigger revenue recognition. We have just started to purchase the merchandise and perform the services for the December 2007 acquisition and we expect to begin to see the effects in our statements of earnings and cash flow in the remaining quarters of 2008.

Adjusted Operating Profit

We are presenting Adjusted Operating Profit, which is a new measure of our financial performance. As indicated on many previous occasions, we evaluate our operating financial performance using accounting methods different from Generally Accepted Accounting Principles (GAAP). We believe that the concept of adjusted operating profit more closely aligns with the way we evaluate our financial performance.

We define Adjusted Operating Profit as GAAP Operating Profit before the change in deferred revenues and deferred selling and obtaining costs (excluding adjustments to deferred revenues related to the mark to market adjustment of merchandise trust assets). The table below reconciles GAAP Operating Profit (the GAAP financial measure the company believes is most directly comparable to Adjusted Operating Profit) to Adjusted Operating Profit.

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2008	2007	2008
	(in thousands)		(in thousands)
Operating profit	$7,030	$5,790	$8,641	$9,523
Increase in applicable deferred revenues	1,637	7,077	8,018	13,654
(Increase) decrease in deferred selling and obtaining costs	30	(1,658)	(1,218)	(3,286)

Adjusted operating profit	$8,697	$11,209	$15,441	$19,891

The increase in Adjusted Operating Profit in the second quarter of 2008 compared to the same period last year is in large part due to a 26.8% increase in total contracts written at an average price increase of 5.3% per contract. These two factors resulted in an overall increase in the value of contracts written of $12.5 million, or 33.6%, in the second quarter of 2008.

These critical operating statistics are presented in the table below.

	Three Months Ended June 30,
	2007	2008
Number of contracts written	16,746	21,235
Average revenue per contract	$2,214	$2,332
Aggregate value of contracts written (in thousands)	$37,073	$49,528

The growth in the number of contract written is primarily due to the previously mentioned December 2007 acquisition.

Adjusted Operating Profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

GAAP Operating Profit

The reduction in GAAP operating profits for the quarter ended June 30, 2008, as compared to the same period last year ($1.2 million), was primarily caused by the fact that the increase in our expense base exceeded our increase in recognized revenues. Operating expenses increased by $8.5 million (25.0%), while revenues increased by $7.3 million (17.9%).

The growth in both our operating revenue and expense base was primarily caused by the previously mentioned December 2007 acquisition. The impact of the growth is currently more apparent in operating expenses than it is in operating revenues because many of the expense increases relate to items such as general and administrative expenses, various cemetery and funeral home expenses, and corporate overhead, which are not deferrable and impact current earnings while much of the growth in the value of total contracts written has not as of yet been reflected in revenue.

Net Income

The reduction in net income for the quarter ended June 30, 2008, as compared to the same period last year ($2.5 million), was primarily caused by the aforementioned reduction in GAAP operating profit and an increase in interest expense of $1.1 million (50.8%).

The increase in interest expense was primarily caused by an increase in average debt outstanding, the use of which was primarily the aforementioned December 2007 acquisition of 45 cemeteries and 30 funeral homes.

Distributable Free Cash Flow

We define Distributable Free Cash Flow as net cash provided by operating activities before appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented. A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the three months ended June 30, 2008 and 2007 follows:

	Three Months Ended June 30,
(in thousands)	2007	2008
Net cash provided by operating activities	$8,363	$9,897
Maintenance capital expenditures	(715)	(1, 515)
Working Capital borrowings for pre-need growth	420	1,500
Annual expenses paid, less quarterly reserves	460	(171)

Distributable free cash flow	$8,528	$9,711

Distributions for the period	$4,610	$6,207

As we continue to integrate our acquisitions through our operating philosophy of purchasing and installing products before need, cash flow will continue to improve. The second quarter’s cash flow is a reflection of that philosophy.

The items in the chart above reflect an attempt to normalize certain items where more than one quarter’s expense was included in the second quarter. We usually pay bonuses and taxes once a year and we have attempted to show the effect of these items on the second quarter cash flow in the caption “Annual expenses paid, less quarterly reserves.”

Distributable free cash flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Merchandise and Perpetual Care Trusts

As required by the various state laws in the jurisdictions where we operate, merchandise and perpetual care trust funds are maintained. These funds consist of cash and marketable securities and have a combined market value at June 30, 2008, of $405.4 million. Currently, the overall market value of these funds is less than their cost. The details of these assets are included in our June 30, 2008 Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission. In accordance with accounting principles, we have conducted an extensive review of our trust assets to determine if any material impairment, that is other-than-temporary, existed at June 30, 2008. We have determined that no such other-than-temporary impairment existed at June 30, 2008.

Investors’ Conference Call

An investors’ conference call to review the 2008 second quarter results (which will be released before this call) on Monday, August 11, 2008, at 10:00 a.m. Eastern Time. The conference call can be accessed by calling (888) 662-9069. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on August 25, 2008.The reservation number for the audio replay is as follows: 21389376. The audio replay of the conference call will also be archived on StoneMor’s website at http://stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 224 cemeteries and 57 funeral homes in 27 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of our acquisitions; and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	June 30, 2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,800	$10,792
Accounts receivable, net of allowance	32,063	34,677
Prepaid expenses	2,707	3,856
Other current assets	5,193	3,385

Total current assets	53,763	52,710
LONG-TERM ACCOUNTS RECEIVABLE - net of allowance	40,081	41,678
CEMETERY PROPERTY	187,552	215,758
PROPERTY AND EQUIPMENT, net of accumulated depreciation	53,929	48,222
MERCHANDISE TRUSTS, restricted, at fair value	228,615	206,639
PERPETUAL CARE TRUSTS, restricted, at fair value	208,579	198,723
DEFERRED FINANCING COSTS - net of accumulated amortization	3,317	2,871
DEFERRED SELLING AND OBTAINING COSTS	35,836	39,122
OTHER ASSETS	85	646

TOTAL ASSETS	$811,757	$806,369

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$19,075	$14,529
Accrued interest	677	1,209
Current portion, long-term debt	386	488

Total current liabilities	20,138	16,226

OTHER LONG TERM LIABILITIES	—	1,628
LONG-TERM DEBT	145,778	152,910
DEFERRED CEMETERY REVENUES, net	220,942	224,445
MERCHANDISE LIABILITY	79,574	82,936

TOTAL LIABILITIES	466,432	478,145

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	208,579	198,723

PARTNERS’ EQUITY
General partner	2,737	2,601
Limited partners:
Common	118,598	114,054
Subordinated	15,411	12,846

Total partners’ equity	136,746	129,501

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$811,757	$806,369

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2008.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
Revenues:
Cemetery
Merchandise	$23,274	$24,152	$37,854	$45,105
Services	7,276	9,755	14,343	18,989
Investment and other	7,611	8,382	13,474	15,447
Funeral home
Merchandise	1,119	2,198	2,390	4,587
Services	1,384	3,449	3,143	7,221

Total revenues	40,664	47,936	71,204	91,349

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	952	1,051	1,840	2,152
Merchandise	4,731	4,513	7,747	9,137
Cemetery expense	7,876	10,966	14,660	20,453
Selling expense	8,471	8,921	14,715	17,126
General and administrative expense	3,693	5,300	7,431	10,529
Corporate overhead (including $1,181 and $642 in unit-based compensation for the three months ended June 30, 2007 and 2008 and $2,339 and $1,256 for the six months ended June 30, 2007 and June 30, 2008)	4,951	5,568	10,233	11,017
Depreciation and amortization	915	1,042	1,789	2,007
Funeral home expense
Merchandise	381	881	855	1,863
Services	1,011	2,294	2,015	4,515
Other	653	1,610	1,278	3,027

Total cost and expenses	33,634	42,146	62,563	81,826

OPERATING PROFIT	7,030	5,790	8,641	9,523
INTEREST EXPENSE	2,132	3,215	4,178	6,319

INCOME BEFORE INCOME TAXES	4,898	2,575	4,463	3,204
INCOME TAXES:
State	145	245	278	411
Federal	90	98	173	103

Total income taxes	235	343	451	514

NET INCOME	$4,663	$2,232	$4,012	$2,690

General partner’s interest in net income for the period	$93	$45	$80	$54
Limited partners’ interest in net income for the period
Common	$2,426	$1,597	$2,087	$1,925
Subordinated	$2,144	$590	$1,845	$711
Net income per limited partner unit (basic and diluted)	$.54	$.18	$.46	$.22
Weighted average number of limited partners’ units outstanding (basic and diluted)	9,036	11,801	9,036	11,793

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2008.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
OPERATING ACTIVITIES:
Net income	$4,663	$2,232	$4,012	$2,690
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,133	1,425	2,350	3,385
Depreciation and amortization	915	1,042	1,789	2,007
Stock-based compensation	1,181	642	2,339	1,258
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(3,178)	(3,622)	(5,151)	(8,821)
Allowance for doubtful accounts	1,051	650	1,524	1,829
Merchandise trust fund	976	2,597	(292)	(868)
Prepaid expenses	(954)	(780)	(317)	529
Other current assets	(388)	29	(452)	377
Other assets	(9)	(173)	(116)	(567)
Accounts payable and accrued and other liabilities	1,346	1,344	(2,609)	(2,174)
Deferred selling and obtaining costs	30	(1,658)	(1,292)	(3,286)
Deferred cemetery revenue	1,662	7,067	8,148	13,668
Merchandise liability	(65)	(898)	(202)	(997)

Net cash provided by operating activities	8,363	9,897	9,731	9,030

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(514)	(790)	(1,036)	(1,285)
Additions to cemetery property	(666)	(942)	(1,161)	(1,472)
Purchase of subsidiaries, net of common units issued	—	—	—	(1,238)
Additions to property and equipment	(324)	(1,295)	(972)	(2,930)

Net cash used in investing activities	(1,504)	(3,027)	(3,169)	(6,925)

FINANCING ACTIVITIES:
Cash distribution	(4,610)	(6,207)	(9,220)	(12,415)
Additional borrowings on long-term debt	3,490	9,112	5,490	14,762
Repayments of long-term debt	(464)	(7,346)	(921)	(7,528)
Cost of financing activities	(266)	—	(266)	68

Net cash used in financing activities	(1,850)	(4,441)	(4,917)	(5,113)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,009	2,429	1,645	(3,008)
CASH AND CASH EQUIVALENTS - Beginning of period	6,550	8,363	9,914	13,800

CASH AND CASH EQUIVALENTS - End of period	$11,559	$10,792	$11,559	$10,792

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$1,688	$3,729	$3,460	$5,787

Cash paid during the period for income taxes	$1,353	$1,927	$3,024	$3,081

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisitions	$—	$—	$—	$500

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended June 30, 2008.